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EXHIBIT 23.1

The Directors National Australia Bank Limited 500 Bourke Street Melbourne VIC 3000	Our ref NABGRP03, Consent of Independent Auditors.doc

Consent of independent auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the National Australia Bank Staff Share Ownership Plan and associated National Australia Bank Staff Share Ownership Plan Loan Scheme Rules, National Australia Bank Executive Option Plan, National Australia Bank Executive Share Option Plan No. 2 and National Australia Bank Performance Rights Plan of our audit report dated 14 November 2002 relating to the financial report of National Australia Bank Limited ("National") and its subsidiary companies appearing in the National's Annual Financial Report on Form 20-F for the year ended September 30, 2002.

KPMG
Melbourne, Australia
11 February 2003

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  EXHIBIT 23.1
Consent of independent auditors